REXHALL INDUSTRIES, INC.
                            46147 7th Street West
                          Lancaster, California 93534



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


        The annual meeting of shareholders of Rexhall Industries, Inc. ("Company") will be held at the Lancaster plant, 46147 7th Street West, Lancaster, California 93534 on Thursday, May 16, 2002, at 2:00 p.m., P.D.T., for the following purposes:

        1.      To elect its Board of Directors to serve for the ensuing year;

        2. To transact such other business as may properly come before the meeting or any adjournments thereof.

        The stock transfer books of the Company will not be closed, but only holders of common stock of record at the close of business on April 5, 2002 will be entitled to vote at the meeting.

        Your proxy is enclosed. You are cordially invited to attend the meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person in the event that you find it convenient to attend.



                                By order of the Board of Directors
                                REXHALL INDUSTRIES, INC.

                                /s/

                                Cheryl L. Rex
                                Corporate Secretary


DATED: April 5, 2002
Lancaster, California

                           REXHALL INDUSTRIES, INC.
                            46147 7th Street West
                         Lancaster, California 93534

                        ANNUAL MEETING OF SHAREHOLDER
	          TO BE HELD MAY 16, 2002, 2:00 P.M., P.D.T.


                                PROXY STATEMENT

SOLICITATION OF PROXIES

         Your proxy is solicited on behalf of the Board of Directors of Rexhall Industries, Inc. ("Company") for use at the annual meeting of shareholders to be held on the above date at 46147 7th Street West, Lancaster, California, 93534. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares will be voted for the election of the five (5) nominees for director named herein. A proxy given by a shareholder may be revoked at any time before it is exercised by notifying the Secretary of the Company in writing of such revocation, by giving another proxy bearing a later date, or by voting in person at the meeting.

         The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of common stock of the Company.

         The Company's annual report, including financial statements for its fiscal year ended December 31, 2001, is being mailed to all shareholders concurrently herewith. The annual report is not part of the proxy materials.

         The Company's annual report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission, is available without charge upon written request from the Secretary of the Company at the address set forth above in the notice.

         Holders of common stock of record at the close of business on April 5, 2002 will be entitled to vote at the meeting. There were 3,057,350 shares of common stock outstanding on that date. Each share is entitled to one vote and a majority of the shares of common stock outstanding is necessary to constitute a quorum for the meeting. The shareholders have cumulative voting rights in the election of directors. Under the cumulative voting method, a shareholder may multiply the number of shares owned by the number of directors to be elected and cast this total number of votes for any one candidate or distribute the total number of votes in any proportion among as many candidates as the shareholder desires. A shareholder may not cumulate his votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and unless a shareholder has given notice at the meeting prior to the voting of his intention to cumulate his votes. If any shareholders give such notice, all shareholders may then cumulate their votes.

ELECTION OF DIRECTORS

         The Company's directors are elected annually to serve until the next annual meeting of shareholders and until their successors are elected and qualified. The number of directors presently authorized in the By-laws of the Company is no less than four (4) but no more than seven (7).

         Unless otherwise directed by shareholders, the proxy holders will vote all shares represented by proxies held by them for the election of the maximum number of the following nominees, all of whom are now members of and constitutes the Company's Board of Directors. The Company is advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominees become unavailable or unable to serve as a director of the Company prior to voting, the proxy holders will vote for a substitute nominee in the exercise of their best judgment.

Information Concerning Nominees: Information concerning the nominees based on data furnished by them is set forth below:

William J. Rex, 51

         Mr. Rex, a founder of the Company, has served as the Company's Chief Executive Officer from its inception as a general partnership. Upon commencing operations in corporate form, Mr. Rex became the Company's President and Chairman of the Board, offices that he continues to hold. From March 1983 until founding the Company, Mr. Rex served in various executive capacities for Establishment Industries, Inc., a manufacturer of Class A and Class C motorhomes which was acquired in June 1985 by Thor Industries, Inc., a large manufacturer of recreational vehicles. His last position with Establishment Industries, Inc. was President. From 1970 until March 1983, Dolphin Trailer Company, a manufacturer of a wide range of recreational vehicles products, employed Mr. Rex in various production capacities. At the time he left Dolphin Trailer Company (which changed its name to National RV, Inc. in 1985), Mr. Rex was Plant Manager in charge of all production and research and development.

Donald C. Hannay, Sr., 74

         Mr. Hannay, Sr. joined the Company in December 1987 and is responsible for product sales. He became a Director on May 26, 1993. From April 1982 until August 1987, he was employed by Establishment Industries, Inc. as Vice President, Sales and Marketing, where he built Establishment's dealer network and was responsible for dealer sales. From August 1987 until joining the Company, he was employed as General Sales Manager by Komfort Industries of California, Inc., a recreational vehicle manufacturer located in Riverside, California.

Robert A. Lopez, 62

         Mr. Lopez was elected to the Board of Directors on May 26, 1993. He is President of Nickerson Lumber and Plywood. Mr. Lopez started his employment with Nickerson as an outside salesman in 1969 and in 1980 he became a partner and purchased Nickerson Lumber stock. He was elected as President of Nickerson in 1981. His background in marketing products is primarily to residential builders, manufactured housing and recreational vehicle assemblers. In his spare time, Mr. Lopez is captain of the San Fernando Rangers, a non-profit organization working to use horses as therapeutic conditioning for mentally and physically disabled children.

Frank A. Visco, 57

         Mr. Visco was elected to the Board of Directors on December 17, 1998. He is owner of Frank A. Visco & Associates insurance agency. Mr. Visco began his insurance career in 1970 with New York Life Insurance Company as a Sales Manager in their Antelope Valley office. From 1975-1984, Mr. Visco was co-owner of Antelope Valley Insurance Agency. Additionally, during 1978-1982, he was the co-owner of APS Co. Inc., producing aircraft parts for the aircraft industry. He has owned Frank A. Visco & Associates Insurance Agency since 1984. In 1980, in addition to his insurance activities, he began developing properties in Los Angeles and Kern Counties.

Dr. Dennis K. Ostrom, 60

         Dr. Ostrom was elected to the Board of Directors on July 12, 1999. Dr. Ostrom received his BS, MS and Ph.D. degrees in Engineering from the University of California, Los Angeles. He majored in structural mechanics and dynamics. Dr. Ostrom is a Professional Civil Engineer in the State of California. Dr. Ostrom was employed by Southern California Edison Company from 1970 - 1996. His position was that of a Consultant. His job was formulating technical strategy and policy and relating the same to the California Energy Commission, California Public Utilities Commission, Nuclear Regulatory Commission and local regulatory agencies. From 1988 to present, Dr. Ostrom has been a member of the Board of Directors for Keysor Century, Inc., Saugus, California. Currently Dr. Ostrom is an ongoing consultant for San Diego Gas & Electric, Pacific Gas & Electric and Southern California Edison. In addition to his consulting work, Dr. Ostrom is the Planning Commissioner for the City of Santa Clarita.

Information Concerning Directors and Committees: During 2001, the Company held its Annual Shareholders Meeting and three (3) Board of Directors meetings, as well as numerous telephonic meetings of the Board of Directors. There was 100% attendance during all of these meetings. Outside directors receive $500 per meeting for serving the Company as members of the Board. Directors may also be reimbursed for reasonable expenses relating to
attendance at Meetings of the Board or a Committee of the Board.   All
committee members attended all meetings of their respective committees.

         The following are the Committees of the Board of Directors:

Audit Committee: The Audit Committee consists of Robert A. Lopez, Frank A. Visco and Dr. Dennis K. Ostrom. The Audit Committee is to meet with representatives of the Company's independent auditors and with representatives of senior management. The committee recommends the engagement or discharge of the Company's independent auditors, consults with the auditors as to the adequacy of internal accounting procedures, and reviews and approves financial statements and reports. The Audit Committee met three times in 2001. The Audit Committee has no unusual transactions or accounting practice changes to report, except as set forth in the financial statements and the notes thereto.

Compensation Committee: The Compensation Committee consists of William J. Rex, Robert A. Lopez and Frank A. Visco. The Compensation Committee is responsible for reviewing and reporting to the Board on the recommended annual compensation for officers including salary, bonuses, and other forms of compensation and re-numeration and also administers the Company's Stock Option Plan. The Compensation Committee met once in 2001.

         The Company has no standing nominating or similar committee whose function it is to consider or recommend nominees to the Board of Directors.

Security Ownership of Certain Beneficial Owners and Management: The following table sets forth information regarding the ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors beneficially owning Common Stock and (iii) all of the Company's officers and directors as a group as:

                                        Number of               Percent of
                                        Shares                  Outstanding
Name of Beneficial Owner                Beneficially            Shares at
or Identity of Group                    Owned (1)               March 15, 2002

  William J. Rex (1)                    1,623,000               53.1%
  c/o Rexhall Industries
  46147 7th Street West
  Lancaster, California 93534

  All Directors and
  Officers as a Group (8 persons)       1,673,000               54.7%

(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock Shown as Beneficially owned by him, subject to applicable community property law.

EXECUTIVE COMPENSATION

         The following table sets forth certain information as to each of the five highest paid (1) of the Company's employees whose cash compensation exceeded $100,000 for the year ended December 31, 2001.

SUMMARY COMPENSATION TABLE
Annual Compensation

                                                     Bonus
Name and                                             Accrued   Other Annual
Principal Position      Year  Salary ($) Bonus ($)   Non-Paid  Compensation (2)

William J. Rex            01  237,100(3) 150,100        ---        ---
President & CEO           00  250,000    See Note (4)  5,000       ---
                          99  250,000    445,000     411,000       ---

J. Michael Bourne (6)     01  118,700       ---         ---        ---
Executive Vice President
& COO

Donald C. Hannay, Sr.     01   66,100    123,400        5,800      ---
V.P. of Sales & Marketing 00   62,800    161,800       12,400      ---
                          99   61,400    201,600       20,700      ---

James C. Rex (5)          00   52,000     54,000        ---        ---
National Director of
Service and Warranty

(1) Note: Only three executive officers received cash compensation in excess of $100,000.

(2) The unreimbursed incremental cost to the Company of providing perquisites and other personal benefits during 2001 did not exceed, as to any named officer, the lesser of $50,000 or 10% of the total 2001 salary and bonus paid to such named officer and, accordingly, is omitted from the table. These benefits included amounts allocated for personal use of a company-owned automobile provided to Mr. Rex.

(3) Immediately following the tragic events of September 11, 2001, William J. Rex took a 20% pay cut which is still in effect. The rest of the officers took 10% pay cuts which were reinstated in December 2001.

(4) For 2000, William J. Rex earned a bonus of $491,000 of which he was paid $486,000 leaving $5,000 in the accrued bonus account. Mr. Rex used $384,000 of accrued bonus from 1999 to repay a loan, with interest, the Company made to him in 1998 under the Company's Stock Option Program. The remaining $27,000 of the $411,000 accrued bonus from 1999 was paid to Mr. Rex in 2000. All combined, Mr. Rex was paid $513,000 in cash for 1999 and 2000 bonuses in 2000, while he used another $384,000 to repay the loan with interest.

(5) Mr. James Rex is the brother of Mr. William J. Rex. Mr. James Rex has been employed by the Company for nine years; 2000 was the only year that his salary exceeded $100,000.

(6)      Mr. Bourne joined the Company in February 2001.

AUDIT COMMITTEE REPORT

To the Board of Directors of Rexhall Industries, Inc.:

         The Audit Committee of the board is responsible for the providing independent, objective oversight of the company's accounting functions and internal controls. The Audit Committee is composed of three directors, named below, each of whom is independent as defined by the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

         The management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit Committee's responsibility is to monitor and oversee these processes.

          In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2001 financial statements. The Audit Committee also discussed with the independent accountants the matters required by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

         Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on form 10-K for the year ended December 31, 2001, to be filed with the Securities and Exchange Commission.

/s/ Robert  A. Lopez       /s/ Dennis Ostrom               /s/ Frank Visco
Chairman                   Secretary                       Board Member

COMPENSATION COMMITTEE REPORT

         On July 5, 2001, the Company renewed for 5 years (expires July 31,
2006) an employment agreement with William J. Rex. The employment agreement provides for an annual salary of $250,000 plus a bonus determined monthly equal to 10% of income before bonus and taxes. Other executive officers are compensated based on the following factors as determined by the Board of
Directors: (1) the financial result of the Company during the prior year or sales commission; (2) compensation paid to executive officers in prior years;
(3) extraordinary performance during the year; and (4) compensation of executive officers employed by competitors.

         Directors who are not Executive Officers are paid $500 per Board and Audit Committee Meeting; there are three (3) to four (4) Board and Audit committee meetings per year.

         The Company also has an incentive program under which it pays supervisory employees involved in sales and production a cash bonus based on specific performance criteria. The Committee members are William J. Rex, Robert A. Lopez and Frank A. Visco.

         Mr. William J. Rex does not participate in the determination of his own compensation.

         The Committee believes that the executive compensation programs and practices described above are conservative and fair to shareholders. The committee further believes that these programs and practices serve the best interests of Rexhall and its shareholders.

Respectfully submitted,

William J. Rex
Robert A. Lopez
Frank A. Visco

COMPARATIVE SHARE PERFORMANCE

         The graph below compares the cumulative total shareholder return on the Common Shares of Rexhall for the last five fiscal years with the cumulative total return on the Standard & Poor's (S&P) 500 Index over the same period (assuming the investment of $100 in Rexhall's Common Shares, the S & P 500 Index and the below mentioned Peer Group Index on December 31, 1997).

                           REXHALL INDUSTRIES, INC.
                           Share Price Performance

                       INDEXED TOTAL RETURN - BASE 100

SOURCES: IDD Information Services via Lexis   BASE YEAR = 100:   12/31/97

    Company Name                 12/97   12/98   12/99   12/00   12/01
REXHALL INDUSTRIES, INC         100.00  167.29  181.23  110.41  133.46
S&P 500 COMP-LTD                100.00  126.67  151.40  136.05  118.30
    Peer Group Index
Coachmen Industries, Inc.       100.00  121.75   70.18   48.70   55.66
Monaco Coach Corp.              100.00  103.92  100.24   69.37   85.77
Thor Industries, Inc.           100.00   74.32   88.72   57.56  107.99

                       (Graph not available)

SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires Rexhall's directors, executive officers, and persons who own more than ten percent (10%) of a registered class of Rexhall's equity securities to file with the United States Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of Rexhall. Officers, directors and greater than ten percent (10%) shareholders, are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officer, directors and greater than ten percent (10%) beneficial owners were complied with on a timely basis during the fiscal year ended December 31, 2001.

SELECTION OF INDEPENDENT ACCOUNTANTS

         The firm of KPMG LLP will continue to serve Rexhall as independent auditors for the fiscal year ending December 31, 2002. The shareholders will be asked to ratify the selection of the auditors. The firm of KPMG LLP has served as independent auditors for Rexhall since 1998. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements and respond to appropriate questions.

Audit Fees:   The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for that fiscal year were $75,000.

Financial Information Systems Design and Implementation and All Other Fees:
For the fiscal year ended December 31, 2001, the Company paid no fees to its principal accountants for professional services rendered in connection with the operation, supervision or management of the Company's information systems or local area network, or for the design or implementation of a hardware or software system for aggregating source data underlying the Company's financial statements or generating information that is significant to such statements, taken as a whole. Since the company paid no fees to its principal accountants for information technology services or other fees, other than described above, the audit committee did not consider whether the provision of such services to the Company is compatible with maintaining the auditor's independence.

ANNUAL REPORT

         Rexhall's Annual Report, containing audited financial statements for the fiscal years ended December 31, 2001, 2000 and 1999, accompanies or has proceeded the mailing of this Proxy Statement. Upon your written request, Rexhall will send you, without charge, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, including the financial statements and schedules thereto, which Rexhall is filing with the Securities and Exchange Commission. Rexhall's Annual Report on Form 10-K is incorporated herein by reference. The written request must be directed to the attention of Investor Relations at Rexhall Industries, Inc., 46147 7th Street West, Lancaster, CA 93534.

SHAREHOLDER PROPOSALS

         Shareholder proposals intended to be presented at the 2003 Annual Meeting must be received at the Company's principal office no later than December 31, 2002 in order to be considered for inclusion in the proxy statement and form of proxy related to that meeting.

OTHER BUSINESS

         The Board of Directors knows of no other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxy holders named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with their best judgment.

                                By order of the Board of Directors
                                REXHALL INDUSTRIES, INC.

                                /s/

                                Cheryl L. Rex,
                                Corporate Secretary


DATED: April 5, 2002
Lancaster, California